AVID TO REQUEST A HEARING REGARDING NASDAQ STAFF DETERMINATION LETTER
Burlington, MA, September 5, 2013 - Avid Technology, Inc. (NASDAQ:AVID) announced today that on August 29, 2013 it received a letter from the staff of the Listing Qualifications Department of The NASDAQ Stock Market LLC (“NASDAQ Staff”) indicating that unless the Company requests a hearing before the NASDAQ Listing Qualifications Panel (“Panel”) by September 5, 2013, the Company's common stock would be subject to delisting based upon its non-compliance with NASDAQ's filing requirement, as set forth in Listing Rule 5250(c)(1) (“Rule”). The Staff's determination letter was issued in accordance with standard NASDAQ procedures due to the delayed filing of the Company's Form 10-K for the fiscal year ended December 31, 2012 and Forms 10-Q for the fiscal quarters ended March 31, 2013 and June 30, 2013 (collectively, “Delinquent Reports”).
The Company has requested a hearing before the Panel and also requested a stay of the Staff's delisting determination. As a result of this request, the delisting of the Company's common stock is automatically stayed until at least September 20, 2013 and, assuming the Panel grants the Company's request for a stay, any final delisting action will be further stayed until at least the Panel's final determination following the hearing. At the hearing, the Company will present its plan to regain compliance with the Rule and request the continued listing of its common stock on NASDAQ pending such compliance. The Panel has the discretion to grant the Company an extension until March 14, 2014 to regain compliance with the Rule. There can be no assurance that the Panel will grant the Company's requests.
As previously announced, the Delinquent Reports were not timely filed due to the Company's ongoing accounting evaluation and pending restatement of its financial statements for the fiscal years ended December 31, 2011, 2010 and 2009 and quarterly periods ended March 31, 2012 and 2011, June 30, 2012 and 2011, and September 30, 2012 and 2011. For more information regarding the accounting evaluation, please see the Notification of Late Filing on Form 12b-25 filed by the Company on August 12, 2013, and the Current Report on Form 8-K filed by the Company on May 21, 2013.
Although the Company is working diligently and has made substantial progress in the accounting evaluation process, that process is complicated and time-consuming, and additional time is needed to complete it. The Company intends to complete the restatement and to file the Delinquent Reports as promptly as practicable.
During this process, Avid plans to continue to invest in its product innovation and execute on its growth strategy. Avid has no debt and ample cash to support it in these efforts and believes it is well positioned to support its customers' ongoing success.
Cautionary Note Regarding Forward-Looking Statements.
The information provided in this notice includes forward-looking statements that involve risks and uncertainties, including statements about Avid's anticipated plans, objectives, expectations and intentions. Such statements include, without limitation, statements regarding the additional time that may be granted for Avid to regain compliance with the NASDAQ rules; any stay that may be granted with respect to the delisting of Avid's common stock; Avid's ability and time required to regain compliance with NASDAQ's rules; Avid's innovation and growth strategy; the ongoing evaluation of Avid's current and historical accounting practices and the outcome and timing of such evaluation; the scope of the ongoing evaluation; and the timing of the filing of restated financial statements and prior and future periodic reports. These forward-looking statements are based on current expectations as of the date of this filing and subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including but not limited to: the impact of restatement of financial statements for prior periods; the impact of delays in Avid's completion of its financial statements and the filing of its periodic reports; the impact of the previously disclosed ongoing SEC and Department of Justice inquiries; the impact of the ongoing evaluation and these inquiries on Avid's financial results and financial statements for the quarter ended June 30, 2013 and prior and future periods, including the costs associated with the evaluation and inquiries; whether Avid will be granted additional time to regain compliance with NASDAQ's continued listing requirements, Avid's ability to regain compliance with NASDAQ's continued listing requirements; the identified material weakness in Avid's internal controls; recent changes in Avid's management; Avid's ability to execute its strategic plan and meet customer needs; its ability to produce innovative products in response to changing market demand, particularly in the media industry; risks related to litigation; competitive factors; history of losses; fluctuations in its revenue, based on, among other things, Avid's performance in particular geographies or markets, fluctuations in foreign currency exchange rates and seasonal factors; adverse changes in economic conditions; and Avid's liquidity. Moreover, the business may be adversely affected by future legislative, regulatory or tax changes as well as other economic, business and/or competitive factors. The risks included above are not exhaustive. Other factors that could adversely affect Avid's business and prospects are described in the filings made by the Company with the SEC.
Avid expressly disclaims any obligation or undertaking to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

About Avid
Through Avid Everywhere, Avid® delivers the industry's most open, innovative and comprehensive media platform connecting content creation with collaboration, asset protection, distribution and consumption for the most listened to, most watched and most loved media in the world-from the most prestigious and award-winning feature films, music recordings, and television shows, to live concerts and news broadcasts. Industry leading solutions include Pro Tools®, Media Composer®, ISIS®, Interplay®, and Sibelius®. For more information about Avid solutions and services, visit www.avid.com, connect with Avid on Facebook, Twitter, YouTube, LinkedIn, Google+; or subscribe to Avid Blogs.

© 2013 Avid Technology, Inc. All rights reserved. Avid, the Avid logo, Media Composer, Pro Tools, Interplay, ISIS, and Sibelius are trademarks or registered trademarks of Avid Technology, Inc. or its subsidiaries in the United States and/or other countries. The Interplay name is used with the permission of the Interplay Entertainment Corp. which bears no responsibility for Avid products. All other trademarks are the property of their respective owners.
Media Contact
Lisa Kilborn
Avid
978.640.3230
lisa.kilborn@avid.com
Investor Contact
Tom Fitzsimmons
Avid
978.640.3346
tom.fitzsimmons@avid.com